SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                                    FORM 8-K

                                 Current Report
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) December 4, 2003
                                                         ----------------

                              GILMAN + CIOCIA, INC.
                              ---------------------
             (Exact name of registrant as specified in its charter)

                                    Delaware
                                    --------
                 (State or other jurisdiction of incorporation)

        000-22996                                         11-2587324
        ---------                                         ----------
(Commission File Number)                    (IRS Employer Identification Number)

                11 Raymond Avenue, Poughkeepsie, New York, 12603
                ------------------------------------------------
                    (Address of Principal Executive Offices)

        Registrant's telephone number, including area code (845) 485-3300
                                                           --------------

ITEM 5. OTHER EVENTS.

On December 4, 2003, Gilman + Ciocia, Inc. (the "Company") entered into a settlement with Pinnacle Taxx Advisors LLC ("Pinnacle") relating to the November 2002 transaction (the"Asset Purchase") in which Pinnacle, an entity controlled by Thomas Povinelli ("Povinelli") and David Puyear ("Puyear"), former executive officers of the Company, purchased certain assets of the Company. As part of the settlement, the parties agreed to discontinue all litigation and legal disputes between the parties.

In connection with the settlement, Pinnacle negotiated a release of the Company from its obligations pursuant to the lease for the Company's former White Plains offices, subject to the consent of the landlord's primary lender. In the event that a fully executed unconditional release of the Company by the landlord is not delivered on or before January 15, 2004, the Company will receive $50,000 and the Company's primary lender will receive $50,000. Both payments will be made from funds currently in escrow. In addition, the Company and the Company's primary lender will each receive an additional $50,000 from Pinnacle on April 30, 2004, and an additional $45,500 from Pinnacle in 12 monthly payments of $3,791.66 commencing on July 1, 2004.

In addition, Pinnacle agreed to pay the Company $2,067,799.93. At closing the Company's primary lender was wired $636,397.22 pursuant to a preexisting forbearance agreement, as amended, between the Company and such lender, including $100,000 to obtain its final consent. The balance of $1,431,402.71 was wired to the Company. The settlement amount constitutes the global settlement amount in connection with the resolution of all monetary disputes between Pinnacle and the Company under the Asset Purchase.

Including the $2,067,799.93 settlement payment, the Company received total consideration under the Asset Purchase of approximately $7,270,000, comprised of the following:

            Cash payments to the Company                        $4,410,000

            Company debt assumed by Pinnacle                    $2,630,000

            Credit to Pinnacle for the transfer to the
            Company by Povinelli of 1,048,616 shares
            of Company common stock                             $  230,000

As part of the settlement, the Company received the following indemnifications in addition to the indemnifications contained in the Asset Purchase. All of the indemnifications include any monies paid by judgment, settlement or otherwise, costs and reasonable attorney's fees.

      1. Pinnacle, Povinelli and Puyear agreed to indemnify and hold harmless the Company for: all claims arising from Pinnacle's assumption of Company debt; all debt of the Company owed to any employee of the Company who became an employee of Pinnacle with the exception of William Hellmers; and all vendor debt assumed by Pinnacle.

      2. Pinnacle, Povinelli, Puyear and Gerald Hoenings each personally guaranteed and indemnified the payment of all real estate lease obligations which the Company is still liable for under leases assumed by Pinnacle. In addition, Richard Boehm and Serafino Maiorano guaranteed certain of these real estate lease obligations.

      3. Pinnacle, Povinelli and Puyear agreed to indemnify and hold the Company harmless from all claims under personal property leases which Pinnacle assumed and which the Company remains liable for.

      4. Pinnacle, Povinelli and Puyear agreed to indemnify and hold the Company harmless for any damages resulting from Pinnacle renewing any real estate leases which Pinnacle assumed and for which the Company remains liable for.

In addition, the release given to Pinnacle, Povinelli and Puyear by the Company under the Asset Purchase was modified to exclude: their representations, warranties, duties, obligations and indemnifications under the Asset Purchase as modified by the settlement agreement; and for items for claims and liabilities asserted against the Company by third parties that use as a basis events that occurred during the time when Povinelli was CEO of the Company and/or Puyear was CFO of the Company which are commitments made by Povinelli and/or Puyear but which were not disclosed on the books and records of the Company.

ITEM 7. EXHIBITS

99.1 Definitive Agreement, between Pinnacle Taxx Advisors LLC and Gilman + Ciocia, Inc., dated December 4, 2003.

                                   SIGNATURES

            Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                         GILMAN + CIOCIA, INC.


                                         By: /s/ Michael P. Ryan
                                             -----------------------------------
                                         Name:  Michael P. Ryan
                                         Title: Chief Executive Officer